UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2008

NBTY, INC.

 (Exact Name of Registrant as Specified in Charter)

DELAWARE	001-31788	11-2228671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Smithtown Avenue	11779
Ronkonkoma, New York	(Zip Code)
(Address of Principal Executive Offices)

(631) 567-9500

(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 30, 2008, NBTY, Inc., entered into an Asset Purchase Agreement (the “Agreement”) for the purchase of substantially all of the assets of Leiner Health Products, Inc. (“Leiner”) for $230 million plus assumption of certain liabilities.  The Agreement is subject to higher or better offers that may be submitted by competing bidders in connection with a process conducted under the supervision of the bankruptcy court presiding over Leiner’s chapter 11 bankruptcy case.  If a higher or better offer is submitted, an auction will be conducted on June 9, 2008, in which case the terms of the Agreement may change.

The Agreement provides for a purchase price adjustment downward if the amount of actual working capital at closing is less than $116.5 million, and for a purchase price adjustment upward if the amount of actual working capital at closing is greater than $126.5 million. Simultaneously with the execution of the Agreement, NBTY and Leiner also entered into an escrow agreement pursuant to which a portion of the purchase price is held in escrow until the closing of the purchase transaction. In addition to the bankruptcy court process, the transaction is subject to regulatory and other customary approvals.  If no higher or better offer is submitted by a competing bidder, the purchase transaction contemplated by the Agreement is expected to close no later than September, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2008

NBTY, INC.

By:	/s/ Harvey Kamil
Harvey Kamil
President and Chief Financial Officer